Exhibit 5
January 20, 2009
Fidelity Southern Corporation
3490 Piedmont Road, Suite 1550
Atlanta, GA 30305
     Re:     Registration Statement on Form S-3
As counsel to Fidelity Southern Corporation (the “Company”) we have participated in the preparation of the Company’s Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of: (i) a Warrant (the “Warrant”) to purchase up to 2,266,458 shares of common stock of the Company , and (ii) up to 2,266,458 shares of common stock issuable upon exercise of such Warrant, as set forth in the Registration Statement.
As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that: (i) the Warrant was, when issued, validly issued, fully paid and nonassessable and (ii) the shares of common stock issuable upon exercise of the Warrant, when exercised, issued and paid for as contemplated in the Warrant, will be validly issued, fully paid and nonassessable.
This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-3 filed by the Company and the reference to our Firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

January 20, 2009

Our opinions herein reflect only the application of applicable Georgia State law and the federal laws of the United States of America. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
Sincerely,
/s/ Bryan Cave LLP
BRYAN CAVE LLP